Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Record 2014 Revenue, Core EPS and Backlog and Provides 2015 Guidance
Fourth-Quarter 2014

▪	Core EPS (non-GAAP) rose 23 percent* to $2.31 on strong operating performance; GAAP EPS of $2.02

▪	Operating cash flow increased to $5.0 billion on higher deliveries and timing of receipts and expenditures
Full Year 2014

▪	Core EPS increased 22 percent* to a record $8.60 on record revenue of $90.8 billion; GAAP EPS of $7.38

▪	Solid operating cash flow of $8.9 billion; strong liquidity of $13.1 billion in cash and marketable securities

▪	Backlog grew to a record $502 billion, including a record $152 billion of net orders during the year
Outlook for 2015

▪	2015 Core EPS guidance of between $8.20 and $8.40; GAAP EPS guidance of between $8.10 and $8.30

▪	Revenue guidance of between $94.5 and $96.5 billion with commercial deliveries of between 750 and 755

▪	Operating cash flow guidance of greater than $9.0 billion

Table 1. Summary Financial Results	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2014	2013	Change	2014	2013	Change

Revenues	$24,468	$23,785	3%	$90,762	$86,623	5%

Non-GAAP*
Core Operating Earnings	$2,344	$1,838	28%	$8,860	$7,876	12%
Core Operating Margin	9.6%	7.7%	1.9 Pts	9.8%	9.1%	0.7 Pts
Core Earnings Per Share	$2.31	$1.88	23%	$8.60	$7.07	22%
Operating Cash Flow Before Pension Contributions	$5,032	$1,409	257%	$9,642	$9,721	(1)%
GAAP
Earnings From Operations	$2,025	$1,515	34%	$7,473	$6,562	14%
Operating Margin	8.3%	6.4%	1.9 Pts	8.2%	7.6%	0.6 Pts
Net Earnings	$1,466	$1,233	19%	$5,446	$4,585	19%
Earnings Per Share	$2.02	$1.61	25%	$7.38	$5.96	24%
Operating Cash Flow	$4,998	$1,380	262%	$8,858	$8,179	8%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

CHICAGO, January 28, 2015 – The Boeing Company [NYSE: BA] reported record fourth-quarter revenue of $24.5 billion on higher deliveries (Table 1) and core earnings per share (non-GAAP) that increased 23 percent* to $2.31, reflecting strong performance across the company. Fourth-quarter 2014 core operating earnings (non-GAAP)* increased to $2.3 billion and GAAP earnings from operations increased to $2.0 billion. Fourth-quarter 2013 results included a $406 million non-cash charge ($0.34 per share) related to the A-12 settlement.
Revenue rose 5 percent in the full year to a record $90.8 billion and core earnings per share (non-GAAP) increased 22 percent* to $8.60 on record deliveries. Full-year 2014 GAAP earnings per share was $7.38.

Core earnings per share guidance for 2015 is set at between $8.20 and $8.40, while GAAP earnings per share guidance is established at between $8.10 and $8.30. Revenue guidance is between $94.5 and $96.5 billion, including commercial deliveries of between 750 and 755. Operating cash flow is expected to be greater than $9.0 billion.
“Strong operating performance in the final quarter of 2014 propelled us to some of our best-ever results and sealed a fifth consecutive year of core operating earnings growth. By responding to strong demand with market-leading and proven products and capabilities, and delivering them more efficiently, we are strengthening a powerful business platform that is providing increased returns for our shareholders,” said Boeing Chairman and Chief Executive Officer Jim McNerney.
“Our Commercial Airplanes business successfully increased production rates and set an industry record for annual deliveries while also growing its backlog to new highs on record new orders for the year. Our Defense, Space & Security team navigated a challenging market environment to achieve solid revenue and healthy margins while also winning significant new contracts,” said McNerney.
“For 2015, we will continue to build on our commercial airplanes market leadership, strengthening and repositioning our defense, space and security business and working to better meet the needs of our customers by focusing on improving productivity, executing to development plans and delivering our industry-leading portfolio of innovative aerospace products and services.”

Table 2. Cash Flow	Fourth Quarter		Full Year
(Millions)	2014	2013	2014	2013
Operating Cash Flow Before Pension Contributions*	$5,032	$1,409	$9,642	$9,721
Pension Contributions	($34)	($29)	($784)	($1,542)
Operating Cash Flow	$4,998	$1,380	$8,858	$8,179
Less Additions to Property, Plant & Equipment	($668)	($638)	($2,236)	($2,098)
Free Cash Flow*	$4,330	$742	$6,622	$6,081
Operating cash flow in the quarter was $5.0 billion, reflecting commercial airplane production rates, strong operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 7.8 million shares for $1 billion and paid $0.5 billion in dividends. Based on the strong cash generation and outlook, in December, the board of directors increased the share repurchase authorization to a total of $12 billion, replacing the authorization approved in 2013 of which approximately $4.8 billion was remaining, and raised the quarterly dividend 25 percent. Share repurchases are expected to be made over the next two to three years.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q4 14	Q3 14
Cash	$11.7	$6.7
Marketable Securities[1]	$1.4	$3.4
Total	$13.1	$10.1
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.7	$6.4
Boeing Capital, including intercompany loans	$2.4	$2.5
Total Consolidated Debt	$9.1	$8.9
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $13.1 billion at quarter-end (Table 3), up from $10.1 billion at the beginning of the quarter. Debt was $9.1 billion, up from $8.9 billion at the beginning of the quarter, primarily due to the issuance of new debt.
Total company backlog at quarter-end was a record $502 billion, up from $490 billion at the beginning of the quarter, and included net orders for the quarter of $37 billion. Backlog is up $61 billion from prior year-end, reflecting $152 billion of net orders in 2014.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Fourth Quarter			Full Year
(Dollars in Millions)	2014	2013	Change	2014	2013	Change

Commercial Airplanes Deliveries	195	172	13%	723	648	12%

Revenues	$16,839	$14,680	15%	$59,990	$52,981	13%
Earnings from Operations	$1,562	$1,506	4%	$6,411	$5,795	11%
Operating Margin	9.3%	10.3%	(1.0) Pts	10.7%	10.9%	(0.2) Pts
Commercial Airplanes fourth-quarter revenue increased 15 percent to a record $16.8 billion on higher delivery volume and mix. Fourth-quarter operating margin was 9.3 percent, reflecting higher planned period costs and the dilutive impact of 787 deliveries partially offset by the delivery volume (Table 4).
During the quarter, the company began production on the fuselage stringers of the first 737 MAX airplane. The 737 program has won over 2,600 firm orders for the 737 MAX since launch. Also during the quarter, the company began final assembly of the 787-9 Dreamliner at the South Carolina facility and broke ground on the 777X composite centers in Everett and St. Louis.
Commercial Airplanes booked 432 net orders during the quarter with a record 1,432 orders in 2014. Backlog remains strong with nearly 5,800 airplanes valued at a record $440 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Fourth Quarter			Full Year
(Dollars in Millions)	2014	2013	Change	2014	2013	Change
Revenues[1]
Boeing Military Aircraft	$2,993	$4,226	(29)%	$13,511	$15,285	(12)%
Network & Space Systems	$2,180	$2,272	(4)%	$8,003	$8,512	(6)%
Global Services & Support	$2,415	$2,357	2%	$9,367	$9,400	0%
Total BDS Revenues	$7,588	$8,855	(14)%	$30,881	$33,197	(7)%
Earnings from Operations[1]
Boeing Military Aircraft	$367	$446	(18)%	$1,304	$1,504	(13)%
Network & Space Systems	$191	$233	(18)%	$698	$719	(3)%
Global Services & Support	$359	$275	31%	$1,131	$1,012	12%
Total BDS Earnings from Operations	$917	$954	(4)%	$3,133	$3,235	(3)%
Operating Margin	12.1%	10.8%	1.3 Pts	10.1%	9.7%	0.4 Pts
1 During the first quarter of 2014, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s fourth-quarter revenue was $7.6 billion with an operating margin of 12.1 percent (Table 5).
Boeing Military Aircraft (BMA) fourth-quarter revenue was $3.0 billion, reflecting lower planned F-15 and C-17 deliveries. Operating margin increased to 12.3 percent, reflecting strong operating performance. During the quarter, BMA completed the first flight of the 767-2C test aircraft for the KC-46 tanker program and Congress approved funding for 15 EA-18G Growlers.
Network & Space Systems (N&SS) fourth-quarter revenue was $2.2 billion, reflecting lower government satellite volume, and operating margin was 8.8 percent. During the quarter, N&SS completed the first two all-electric propulsion 702SP satellites.
Global Services & Support (GS&S) fourth-quarter revenue increased to $2.4 billion on higher volume in maintenance, modification and upgrades (MM&U). Operating margin increased to 14.9 percent reflecting strong operating performance across the segment and mix within MM&U. During the quarter, GS&S was awarded a 25-year order from the Australian government to train navy and army rotary wing aircrew.
Backlog at Defense, Space & Security was $62 billion, of which 36 percent represents orders with international customers.

Additional Financial Information

Table 6. Additional Financial Information	Fourth Quarter		Full Year
(Dollars in Millions)	2014	2013	2014	2013
Revenues
Boeing Capital	$153	$105	$416	$408
Unallocated items, eliminations and other	($112)	$145	($525)	$37
Earnings from Operations
Boeing Capital	$26	$9	$92	$107
Unallocated items, eliminations and other excluding unallocated pension/postretirement	($161)	($631)	($776)	($1,261)
Unallocated pension/postretirement	($319)	($323)	($1,387)	($1,314)
Other (loss)/income, net	($14)	$15	($3)	$56
Interest and debt expense	($81)	($96)	($333)	($386)
Effective tax rate	24.0%	14.0%	23.7%	26.4%
At quarter-end, Boeing Capital's net portfolio balance was $3.5 billion. Unallocated items, eliminations and other fourth-quarter revenue decreased from the same period in the prior year due to the timing of eliminations for intercompany aircraft deliveries (Table 6).
Unallocated items, eliminations and other excluding unallocated pension/postretirement in the fourth quarter of 2013 included a $406 million charge associated with the A-12 settlement. Total pension expense for the fourth quarter was $772 million, up from $717 million in the same period of the prior year. The company's income tax expense was $464 million in the quarter, compared to $201 million in the same period of the prior year primarily due to higher earnings. Fourth-quarter 2014 results include the full year 2014 U.S. research and development tax credit of $188 million; fourth-quarter 2013 results include a $212 million benefit for a tax regulation change.

Outlook
The company’s 2015 financial guidance (Table 7) reflects continued strong performance across the company.

Table 7. 2015 Financial Outlook
(Dollars in Billions, except per share data)	2015

The Boeing Company
Revenue	$94.5 - 96.5
Core Earnings Per Share*	$8.20 - 8.40
GAAP Earnings Per Share	$8.10 - 8.30
Operating Cash Flow	> $9

Commercial Airplanes
Deliveries	750 - 755
Revenue	$64.5 - 65.5
Operating Margin	9.5% - 10.0%

Defense, Space & Security (revised for business realignment)
Revenue
Boeing Military Aircraft	~$12.5
Network & Space Systems	~$8.0
Global Services & Support	~$9.5

Total BDS Revenue	$29.5 - 30.5

Operating Margin
Boeing Military Aircraft	~9.5%
Network & Space Systems	~9.0%
Global Services & Support	~11.0%

Total BDS Operating Margin	9.75% - 10.0%

Boeing Capital
Portfolio Size	Stable
Revenue	~$0.3
Pre-Tax Earnings	~$0.05

Research & Development	~ $3.5
Capital Expenditures	~ $2.8
Pension Expense [1]	~ $2.1
Effective Tax Rate [2]	~ 30.5%
1 Approximately $0.3 billion is expected to be recorded in unallocated items and eliminations
2 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow without pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Rob Martin (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2014	2013	2014	2013
Sales of products	$80,688	$76,792	$21,768	$21,482
Sales of services	10,074	9,831	2,700	2,303
Total revenues	90,762	86,623	24,468	23,785

Cost of products	(68,551)	(65,640)	(18,528)	(18,610)
Cost of services	(8,132)	(7,553)	(2,167)	(1,758)
Boeing Capital interest expense	(69)	(75)	(16)	(20)
Total costs and expenses	(76,752)	(73,268)	(20,711)	(20,388)
	14,010	13,355	3,757	3,397
Income from operating investments, net	287	214	75	67
General and administrative expense	(3,767)	(3,956)	(1,040)	(1,100)
Research and development expense, net	(3,047)	(3,071)	(755)	(848)
(Loss)/gain on dispositions, net	(10)	20	(12)	(1)
Earnings from operations	7,473	6,562	2,025	1,515
Other (loss)/income, net	(3)	56	(14)	15
Interest and debt expense	(333)	(386)	(81)	(96)
Earnings before income taxes	7,137	6,232	1,930	1,434
Income tax expense	(1,691)	(1,646)	(464)	(201)
Net earnings from continuing operations	5,446	4,586	1,466	1,233
Net loss on disposal of discontinued operations, net of taxes of $0, $0, $0 and $0		(1)
Net earnings	$5,446	$4,585	$1,466	$1,233
Basic earnings per share from continuing operations	$7.47	$6.03	$2.05	$1.63
Net loss on disposal of discontinued operations, net of taxes
Basic earnings per share	$7.47	$6.03	$2.05	$1.63
Diluted earnings per share from continuing operations	$7.38	$5.96	$2.02	$1.61
Net loss on disposal of discontinued operations, net of taxes
Diluted earnings per share	$7.38	$5.96	$2.02	$1.61
Cash dividends paid per share	$2.92	$1.94	$0.73	$0.485
Weighted average diluted shares (millions)	738.0	769.5	724.8	768.4

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	December 31 2014	December 31 2013
Assets
Cash and cash equivalents	$11,733	$9,088
Short-term and other investments	1,359	6,170
Accounts receivable, net	7,729	6,546
Current portion of customer financing, net	190	344
Deferred income taxes	18	14
Inventories, net of advances and progress billings	46,756	42,912
Total current assets	67,785	65,074
Customer financing, net	3,371	3,627
Property, plant and equipment, net of accumulated depreciation of $15,689 and $15,070	11,007	10,224
Goodwill	5,119	5,043
Acquired intangible assets, net	2,869	3,052
Deferred income taxes	6,576	2,939
Investments	1,154	1,204
Other assets, net of accumulated amortization of $479 and $448	1,317	1,500
Total assets	$99,198	$92,663
Liabilities and equity
Accounts payable	$10,667	$9,498
Accrued liabilities	13,343	14,131
Advances and billings in excess of related costs	23,175	20,027
Deferred income taxes and income taxes payable	8,603	6,267
Short-term debt and current portion of long-term debt	929	1,563
Total current liabilities	56,717	51,486
Accrued retiree health care	6,802	6,528
Accrued pension plan liability, net	17,182	10,474
Non-current income taxes payable	358	156
Other long-term liabilities	1,208	950
Long-term debt	8,141	8,072
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,625	4,415
Treasury stock, at cost – 305,533,606 and 264,882,461 shares	(23,298)	(17,671)
Retained earnings	36,180	32,964
Accumulated other comprehensive loss	(13,903)	(9,894)
Total shareholders’ equity	8,665	14,875
Noncontrolling interests	125	122
Total equity	8,790	14,997
Total liabilities and equity	$99,198	$92,663

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2014	2013
Cash flows – operating activities:
Net earnings	$5,446	$4,585
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	195	206
Depreciation and amortization	1,906	1,844
Investment/asset impairment charges, net	229	96
Customer financing valuation benefit	(28)	(11)
Loss on disposal of discontinued operations		1
Loss/(gain) on dispositions, net	10	(20)
Other charges and credits, net	317	528
Excess tax benefits from share-based payment arrangements	(114)	(128)
Changes in assets and liabilities –
Accounts receivable	(1,328)	(879)
Inventories, net of advances and progress billings	(4,330)	(5,562)
Accounts payable	1,339	(298)
Accrued liabilities	(1,088)	883
Advances and billings in excess of related costs	3,145	3,353
Income taxes receivable, payable and deferred	1,325	1,445
Other long-term liabilities	36	2
Pension and other postretirement plans	1,186	1,720
Customer financing, net	578	391
Other	34	23
Net cash provided by operating activities	8,858	8,179
Cash flows – investing activities:
Property, plant and equipment additions	(2,236)	(2,098)
Property, plant and equipment reductions	34	51
Acquisitions, net of cash acquired	(163)	(26)
Contributions to investments	(8,617)	(15,394)
Proceeds from investments	13,416	12,453
Purchase of distribution rights		(140)
Other	33
Net cash provided/(used) by investing activities	2,467	(5,154)
Cash flows – financing activities:
New borrowings	962	571
Debt repayments	(1,601)	(1,434)
Payments to noncontrolling interests	(12)
Repayments of distribution rights and other asset financing	(185)	(280)
Stock options exercised, other	343	1,097
Excess tax benefits from share-based payment arrangements	114	128
Employee taxes on certain share-based payment arrangements	(98)	(63)
Common shares repurchased	(6,001)	(2,801)
Dividends paid	(2,115)	(1,467)
Net cash used by financing activities	(8,593)	(4,249)
Effect of exchange rate changes on cash and cash equivalents	(87)	(29)
Net increase/(decrease) in cash and cash equivalents	2,645	(1,253)
Cash and cash equivalents at beginning of year	9,088	10,341
Cash and cash equivalents at end of period	$11,733	$9,088

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2014	2013	2014	2013
Revenues:
Commercial Airplanes	$59,990	$52,981	$16,839	$14,680
Defense, Space & Security:
Boeing Military Aircraft	13,511	15,285	2,993	4,226
Network & Space Systems	8,003	8,512	2,180	2,272
Global Services & Support	9,367	9,400	2,415	2,357
Total Defense, Space & Security	30,881	33,197	7,588	8,855
Boeing Capital	416	408	153	105
Unallocated items, eliminations and other	(525)	37	(112)	145
Total revenues	$90,762	$86,623	$24,468	$23,785
Earnings from operations:
Commercial Airplanes	$6,411	$5,795	$1,562	$1,506
Defense, Space & Security:
Boeing Military Aircraft	1,304	1,504	367	446
Network & Space Systems	698	719	191	233
Global Services & Support	1,131	1,012	359	275
Total Defense, Space & Security	3,133	3,235	917	954
Boeing Capital	92	107	26	9
Unallocated items, eliminations and other	(2,163)	(2,575)	(480)	(954)
Earnings from operations	7,473	6,562	2,025	1,515
Other (loss)/income, net	(3)	56	(14)	15
Interest and debt expense	(333)	(386)	(81)	(96)
Earnings before income taxes	7,137	6,232	1,930	1,434
Income tax expense	(1,691)	(1,646)	(464)	(201)
Net earnings from continuing operations	5,446	4,586	1,466	1,233
Net loss on disposal of discontinued operations, net of taxes of $0, $0, and $0 and $0		(1)
Net earnings	$5,446	$4,585	$1,466	$1,233

Research and development expense, net:
Commercial Airplanes	$1,881	$1,807	$459	$510
Defense, Space & Security	1,158	1,215	292	323
Other	8	49	4	15
Total research and development expense, net	$3,047	$3,071	$755	$848

Unallocated items, eliminations and other:
Share-based plans	($67)	($95)	($1)	($21)
Deferred compensation	(44)	(238)	(22)	(73)
Amortization of previously capitalized interest	(72)	(69)	(17)	(17)
Eliminations and other unallocated items	(593)	(859)	(121)	(520)
Sub-total (included in core operating earnings)	(776)	(1,261)	(161)	(631)
Pension	(1,469)	(1,374)	(334)	(329)
Postretirement	82	60	15	6
Total unallocated items, eliminations and other	($2,163)	($2,575)	($480)	($954)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Twelve months ended December 31				Three months ended December 31
Commercial Airplanes	2014		2013		2014		2013
737	485		440		126		110
747	19	(3)	24		7	(1)	8
767	6		21		3		4
777	99		98		24		25
787	114		65	(1)	35		25
Total	723		648		195		172
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	44		48		8		12
F-15 Models	14		14		4		11
C-17 Globemaster III	7		10				2
CH-47 Chinook	54		44		8		12
AH-64 Apache	45		37		15		6
P-8 Models	11		11		5		4

Global Services & Support
AEW&C	3
C-40A	1				1

Network & Space Systems
Commercial and Civil Satellites	5		3		2		2
Military Satellites			4				3

Contractual backlog (Dollars in billions)	December 31 2014	September 30 2014	December 31 2013
Commercial Airplanes	$440.1	$429.6	$373.0
Defense, Space & Security:
Boeing Military Aircraft	21.1	21.2	23.6
Network & Space Systems	8.9	8.8	9.8
Global Services & Support	16.9	15.5	16.2
Total Defense, Space & Security	46.9	45.5	49.6
Total contractual backlog	$487.0	$475.1	$422.6
Unobligated backlog	$15.3	$14.9	$18.3
Total backlog	$502.3	$490.0	$440.9
Workforce	165,500	168,000	168,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Fourth Quarter		Full Year		Guidance
	2014	2013	2014	2013	2015
Revenues	$24,468	$23,785	$90,762	$86,623

GAAP Earnings From Operations	$2,025	$1,515	$7,473	$6,562
GAAP Operating Margin	8.3%	6.4%	8.2%	7.6%

Unallocated Pension/Postretirement Expense	$319	$323	$1,387	$1,314	$110
Core Operating Earnings (non-GAAP)	$2,344	$1,838	$8,860	$7,876
Core Operating Margin (non-GAAP)	9.6%	7.7%	9.8%	9.1%

Increase/(Decrease) in GAAP Earnings From Operations	34%		14%
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	28%		12%

GAAP Diluted Earnings Per Share	$2.02	$1.61	$7.38	$5.96	$8.10 - $8.30
Unallocated Pension/Postretirement Expense[1]	$0.29	$0.27	$1.22	$1.11	$0.10
Core Earnings Per Share (non-GAAP)	$2.31	$1.88	$8.60	$7.07	$8.20 - $8.40

Weighted Average Diluted Shares (millions)	724.8	768.4	738.0	769.5	695 - 700
Increase/(Decrease) in GAAP Earnings Per Share	25%		24%
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	23%		22%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.